UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 17, 2014
Date of Report (Date of earliest event reported)

American Spectrum Realty, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-16785	52-2258674
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2401 Fountain View, Suite 750, Houston, Texas 77057
(Address of principal executive offices) (Zip Code)

(713) 706-6200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously reported, on January 7, 2014, American Spectrum Realty, Inc. (the “Company”) filed voluntary petitions (the “Voluntary Petitions”) for reorganization for three of its subsidiaries, ASR-8 Centre LP, ASR-Parkway One & Two LP, and ASR-Fountainview Place LP (the “Subsidiaries”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas Houston Division (the “Bankruptcy Court”). The case number for the jointly administered filings is Case No. 14-30174. The Subsidiaries filed the Voluntary Petitions in response to foreclosure proceedings instituted by creditors of debt secured by the Subsidiaries’ assets, consisting primarily of real property, in order to preserve the value of the assets which the Company believes is in excess of the outstanding secured debt.

The filing of the Voluntary Petitions constituted an event of default under outstanding indebtedness of the Subsidiaries (the “Accelerated Direct Financial Obligations”), resulting in automatic and immediate acceleration of all such obligations. However, any efforts to enforce the payment obligations under the Accelerated Direct Financial Obligations were stayed as a result of the filing of the Voluntary Petitions, and any creditors’ purported rights of enforcement were subject to the applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure.

On July 17, 2014, the Bankruptcy Court entered an order (Docket No. 246) (the "Confirmation Order"), confirming and approving a Joint Plan of Reorganization (“Plan”) for the Subsidiaries.  A copy of the confirmation Order is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.  Pursuant to the Plan (Docket No. 238), all creditors of the Subsidiaries will be paid in full.  During the pendency of the bankruptcy proceedings, the Company completed the sale of the property held by ASR-Fountain View Place and restructured the indebtedness secured by the assets of the other Subsidiaries.  A copy of the Plan is filed as Exhibit 2.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 18, 2014, the Company's Board of Directors approved amendments to the Company's bylaws, effective as of July 18, 2014 (as amended, the “Amended Bylaws”).

The Amended Bylaws were amended to, among other things, (i) provide that, unless the Company consents in writing to the selection of an alternative forum, the state courts (and, in some cases, the federal courts) located within the State of Delaware shall be the sole and exclusive forum for certain types of litigation including (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company's stockholders, (c) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Maryland General Corporation Law or the Certificate of Incorporation or the Amended Bylaws, or (d) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine, and (ii) to provide for fee-shifting with respect to certain types of litigation brought against the Company and/or any director, officer, employee or affiliate where the claiming parties do not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought.

In addition to the foregoing, there were various other “clean-up” changes to the Amended Bylaws, including, but not limited to, grammatical and other typographical corrections, formatting changes, revisions to headings, titles and captions and capitalization of defined terms.

The foregoing description of the Amended Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Bylaws, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Company’s statements contained in this Current Report on Form 8-K that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities act and Section 21E of the Securities Exchange Act of 1934, as amended.  Actual results may differ materially from those included in the forward-looking statements.  The Company intends those forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and the Company is including this statement for purposes of complying with those safe-harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, intentions and expectations, are generally identifiable by use of the words “expect,” “project,” “may,” “will,” “should,’“ “could,” “would,” “intend,” “plan,” “purpose,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.                      Exhibit Description

2.1	Confirmation Order, dated July 17, 2014

2.2	Third Amended Joint Plan of Reorganization, as attached to the Confirmation Order

3.1	Bylaws of American Spectrum Realty, Inc., as amended and restated as of July 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SPECTRUM REALTY, INC.

By:	/s/ William J. Carden
Name: William J. Carden
Title: Chairman of the Board, President and
Chief Executive Officer

Date:   July 23, 2014